                                                                    Exhibit 99.1


PLATINUM technology Announces Eighth Consecutive Quarter of Meeting or Exceeding
           Analyst Expectations at its PLATforum Customer Conference

          Net Income Before Charges Increases 105%; Revenue Grows 32%

Oakbrook Terrace, IL, July 14, 1998 -- PLATINUM technology, inc. (Nasdaq: PLAT) today announced that revenues for the second quarter ended June 30, 1998 increased 32% to $217.4 million from $164.2 million for the same period last year. Excluding merger and acquired in-process technology charges, income from continuing operations for the second quarter of 1998 grew 105% to $12.4 million, or $0.14 per share, compared to $6.1 million, or $0.08 per share, for the second quarter of 1997. The net loss for the second quarter of 1998 was $58.0 million, or $0.70 per share, including after-tax charges for merger costs and acquired in-process technology of $70.5 million, or $0.84 per share. This compares to a net loss from continuing operations for the second quarter of 1997 of $75.3 million, or $0.97 per share, including after-tax charges for acquired in-process technology, restructuring and other one-time charges of $81.4 million, or $1.05 per share.

Revenues for the six months ended June 30, 1998 increased 32% to $403.2 million from $305.4 million for the same period last year. Excluding merger and acquired in-process technology charges, net income from continuing operations for the first six months of 1998 was $15.9 million, or $0.18 per share, compared with a net loss from continuing operations of $3.1 million, or $0.04 per share, for the comparable prior-year period. Including these charges, the net loss from continuing operations for the six-month period ended June 30, 1998 was $54.5, or $0.67 per share, as compared to a net loss of $98.6 million, or $1.28 per share, for the same period last year.

"This quarter, more than any in our history, exemplifies the momentum that we have gained," noted Andrew J. (Flip) Filipowski, president and chief executive officer. "Successful execution of our operating plan has put us into an enviable position as one of the largest independent software companies. Our ProVision suite is consistently winning praise from the industry, and orders from our customers. We continue to strengthen key strategic partnerships, and our product development and integration strategy continues to deliver business-critical product offerings for IT infrastructure management."

Filipowski continued, "Notably, second quarter revenue growth was robust, both in domestic and international markets. In particular, we saw strong growth in Systems Management, Database Management, Applications Management, Year 2000 and Consulting Services. As expected, we continue to see customers placing emphasis on getting their house in order for the millennium. As a result, our Data Warehouse unit was relatively flat as expected. However, there are strong indications that the data warehouse trend will reverse within the next three quarters as more advanced customers move investments back into initiatives which leverage data to drive competitive advantage."

Michael Cullinane, executive vice president and chief financial officer, added "Although we were very much involved with the integration of three significant acquisitions: Logic Works, Mastering and LBMS, we remained completely focused on maintaining sales momentum in our existing business. The strong quarterly sales reflect our success at achieving both goals. We were able to quickly find synergies and initial cost savings. As we go forward, we anticipate that we will be able to extract further savings out of our integrated operations. We believe this will allow us to maintain our 30-10 objective for 1998; revenue growth in excess of 30%, and operating margins of 10%. Additionally, our balance sheet continues to strengthen with cash reserves of $313 million and days sales outstanding declining to 88 days."

"One of the most evident benefits of quickly integrating Logic Works into our software operations was our ability to leverage existing relationships to form a major strategic alliance between IBM and Logic Works within a month of closing the transaction," Filipowski added. "In addition, we were able to quickly leverage customer relationships and have already signed a number of significant deals that positively impacted the second quarter."

"It is particularly significant to announce such positive results at PLATforum, our annual customer conference, surrounded by a record 2,200 attendees. Because customers are the core of our success, we focus on building and maintaining strong relationships. This allows us to expand our business with existing customers while forging partnerships with new customers. We see a business environment in which our customers are becoming larger and more global and are looking to partner with companies like PLATINUM for comprehensive software and service solutions. This is evidenced by the thirty-one (31) million-dollar-plus orders received during the quarter." Customers placing these orders included:

  .  EDS
  .  Bear Stearns
  .  Greentree Financial Corporation
  .  CNF Transportation, Inc.
  .  McCrory Stores
  .  Phoenix Newspapers, Inc.

Second Quarter Highlights:

Strategic Partnerships
----------------------
Microsoft:
    . Demonstrated Microsoft Repository 2.0 running on Sun Solaris supporting a Sybase database, marking another milestone in the PLATINUM/Microsoft repository collaboration.

IBM:
    . Partnered with IBM to remarket and sell ERwin, the industry's most advanced DB2 data modeling environment. This alliance will help IBM customers more quickly build critical enterprise applications for IT environments that are rapidly changing due to business trends like mergers and acquisitions or e-business.

Hewlett-Packard:

    . Partnered with HP to support HP customers in consolidation efforts, enabling organizations to dramatically improve system performance while decreasing downtime and management costs. According to a recent Gartner Group report1, a growing number of organizations are consolidating non-mainframe servers into their data centers, finding that the most efficient and effective way to operate a server pool is to have fewer large servers in select locations.

Network Management Forum (NMF):

    . Selected by NMF to provide the first component modeling solution customized for the telecommunications industry. (NMF is a consortium that provides management and operational solutions to the global telecommunications industry.) PLATINUM's Paradigm Plus solution will enable NMF and its member companies to reuse components and accelerate the application development process, ultimately delivering telecommunications products and services to market more quickly.

Acquisitions
------------
Logic Works:

     . Completed merger with Logic Works, enabling PLATINUM to offer the industry's best-selling data modeling solution. The acquisition distinguishes PLATINUM as the leader in enterprise modeling, a market expected to grow to $1.9 billion by 2001.

LBMS:
     . Completed acquisition of LBMS, a recognized leader of process management solutions to Fortune 1000 organizations. In a recent Gartner Group advisory, both PLATINUM and LBMS were singled out as leaders in process management. The acquisition will strengthen PLATINUM's position in the application infrastructure management market and establish clear leadership in integrated process and project management.

Mastering:

     . Completed merger with Mastering, Inc. The acquisition defines PLATINUM's leadership in helping organizations address the costly and critical shortage of skilled IT personnel by delivering effective certification courses and training solutions for high-demand topics.

Industry Awards
---------------
Delphi Award
     . Won a Delphi Excellence in Knowledge Management Award for PLATINUM's internal sales productivity application, which is designed to facilitate information sharing throughout the company. The recognition exemplifies PLATINUM's leadership in document management solutions and its ability to drive internal efficiencies.
     . Announced plans to relicense the award winning application to DOCUMENTUM(R), Inc., the recognized leader in enterprise document management solutions.

Products
---------
Data:
  . Solidified PLATINUM's position as a single-source vendor for open, end-to-end data warehousing for the enterprise with the following milestones:
     . Demonstrated the PLATINUM's second POEMS-enabled suite, an integrated decision support infrastructure solution as well as a data visualization technology for decision support.
     . Demonstrated continued success in the Microsoft Repository collaboration, and announced plans to extend the development relationship with Microsoft.
     . Introduced the next generation of DecisionBase, PLATINUM's data transformation and movement solution, which now supports SAP systems.

Systems:
  ProVision:
     . Announced additional offerings to be included in ProVision, PLATINUM's integrated solution for Enterprise Management. The expansion includes:
        .  Network management
        .  Systems management
        .  Database management
        .  Application management
        . Integration with key third-party environments, including the Tivoli Management Framework and SAP R/3 applications

  Security:
     . Expanded AutoSecure security portfolio with the addition of solutions for intranet and Windows NT security, risk assessment and policy auditing, secure communications, and standards-based authentication. InformationWeek recognized PLATINUM's UNIX security offering as the "best of the products tested," in a March 30 comparative review, beating tools from Computer Associates, IBM/Tivoli, and Bull HN Information Systems.

Applications:
  . Announced the availability of PLATINUM Raveler, the industry's first Web infrastructure management solution that addresses content creation, deployment, production, and measurement.
     .  The market for solutions like Raveler is increasing dramatically:
        Companies are striving to leverage limited resources to turn their increasingly complex and growing Web sites into strategic business tools.
     . Forrester Research recently reported that the average number of pages for Web sites in large organizations increased 280 percent within the last year while Web site teams grew minimally. This challenge is exacerbated by the need to integrate multiple data types, including audio and video, and perform rapid content updates.

Visual Computing/Data Visualization:

  . Shipped PLATINUM WorldView 2.0 3D-visualization software with Microsoft's Windows 98 and Internet Explorer3. PLATINUM's 3D software will help Windows 98 customers visualize complex processes and systems to easily manage vast quantities of information.

  . Demonstrated PLATINUM's interactive 3D-decision support software at Intel Corporation's Pentium II launch to illustrate the power of the new Pentium II processor. Intel's high-end performance processors, combined with PLATINUM's advanced data and product visualization technology, enables business users to power their advanced applications and make better business decisions.

Year 2000:
  . Delivered industry's only desktop Year 2000 solution enabling users to automatically fix files and prevent errors on multiple desktop applications and IT to control Year 2000 desktop efforts through intranet deployment. With more than 60 million PCs currently in use by corporate and government enterprises4, the risk of Year 2000 errors in critical desktop applications could result in millions of dollars of lost revenue and opportunity for organizations worldwide. Market research indicates strong demand for TransCentury Office, positioning PLATINUM ahead of the competition in providing Year 2000 tools addressing the desktop.


Industry Reports to Footnote:
-----------------------------
1. "IT Spending: A Barometer of Transition Pace and Direction," K. Dec, Gartner Group, May 7, 1998
2. InformationWeek, "Best Policy: Consistency," December 22/29, 1997. By Michael Barnes and Ellen Gottesdiener
3. PLATINUM WorldView technology is pre-installed in the OEM version of Microsoft Windows 98 via Microsoft Internet Explorer. The WorldView technology is available as an optional installation for the retail version for Windows 98.
4. "The Year 2000 Desktop Problem and Training Solutions" GartnerGroup, March 20, 1998

Safe Harbor Provision:

This press release contains certain "forward-looking statements," including the statement regarding revenue growth and operating margin objectives for 1998, that reflect PLATINUM's expectations regarding its future growth, results of operations, performance, and business prospects and opportunities. Words such as, "estimates," "believes," "anticipates," "plans" and similar expressions have been used to identify these forward-looking statements, but are not the exclusive means of identifying these statements. These statements reflect PLATINUM's current beliefs and are based on information currently available to PLATINUM. Accordingly, these statements are subject to known and unknown risks, uncertainties and other factors that could cause PLATINUM's actual growth, results, performance and business prospects and opportunities to differ from those expressed in, or implied by, these statements. These risks, uncertainties and other factors include PLATINUM's ability to develop and market existing and acquired products for the IT infrastructure market; PLATINUM's ability to successfully integrate its acquired products, services and businesses and continue its acquisition strategy; risks related to the Year 2000 challenge; PLATINUM's ability to adjust to changes in technology, customer preferences, enhanced competition and new competitors in the IT infrastructure and professional services markets; currency exchange rate fluctuations, collection of receivables, compliance with foreign laws and other risks inherent in conducting international business; risks associated with conducting a consulting services business; general economic and business conditions, which may reduce or delay customers' purchases of PLATINUM's products and services; charges and costs related to acquisitions; and PLATINUM's ability to protect its proprietary software rights from infringement or misappropriation, to maintain or enhance its relationships with relational database vendors, and to attract and retain key employees. PLATINUM is not obligated to update or revise these forward-looking statements to reflect new events or circumstances or otherwise.

                           PLATINUM technology, inc.
                           STATEMENTS OF OPERATIONS
                   (In thousands, except per share amounts)


                                               Three Months Ended                   Six Months Ended
                                                    June 30,                            June 30,
                                            ------------------------          --------------------------
                                               1998          1997*                 1998           1997*
                                            ---------     ----------          -----------     ----------
Revenues:
   Software products                        $ 113,408     $  84,160           $  204,861      $  153,369
   Maintenance                                 42,698        34,647               81,617          67,064
   Professional services                       61,329        45,375              116,675          84,939
                                            ---------     ----------          ----------      ----------
      Total revenues                          217,435       164,182              403,153         305,372
                                            ---------     ----------          ----------      ----------

Costs and expenses:
   Professional services                       54,660        41,178              105,153          79,166
   Product development and support             59,299        51,161              116,970          98,919
   Sales and marketing                         73,834        58,437              134,814         117,593
   General and administrative                  16,510        10,907               32,813          24,284
   General and administrative--other                                                                 --
      one-time charges                            --         13,513                  --           13,513
   Restructuring charges                          --         56,063                  --           56,063
   Merger costs                                39,965           --                39,965           3,706
   Acquired in-process technology              30,465         6,747               30,465          17,164
                                            ---------     ----------          ----------      ----------
      Total costs and expenses                274,733       238,006              460,180         410,408
                                            ---------     ----------          ----------      ----------

Operating loss                                (57,298)      (73,824)             (57,027)       (105,036)
Other income, net                               4,628         6,162               10,019           9,187
                                            ---------     ----------          ----------      ----------

Loss before income taxes                      (52,670)      (67,662)             (47,008)        (95,849)
Income taxes                                    5,334         2,611                7,534          (2,333)
Income taxes--one-time adjustment
   of deferred taxes                              --          5,070                  --            5,070
                                            ---------     ----------          ----------      ----------

Loss from continuing operations               (58,004)      (75,343)             (54,542)        (98,586)
                                            ---------     ----------          ----------      ----------

Discontinued Operations:
   Loss from continuing operations, net of
      tax benefit                                 --         (1,477)                 --           (1,278)
   Gain on disposal, net of taxes                 --             --                  --             --
                                            ---------     ----------          ----------      ----------

Net loss                                    $ (58,004)    $ (76,820)          $  (54,542)     $  (99,864)
                                            =========     ==========          ==========      ==========

Net loss per share                          $   (0.70)    $   (0.99)          $   ( 0.67)     $    (1.30)
                                            =========     ==========          ==========      ==========

Shares used in computing net loss per share    82,331        77,404               81,642          77,003
                                            =========     ==========          ==========      ==========


* Results for the three and six months ended June 30, 1997 are restated for mergers accounted for using the pooling-of-interests method.

                           PLATINUM technology, inc.
                           CONDENSED BALANCE SHEETS
                                (In thousands)

                                               June 30,        December 31,
                                                 1998              1997*
                                              -----------      -------------
ASSETS

Current assets:
   Cash and cash equivalents                    $ 176,620          $ 233,024
   Short-term investment securities               124,221             79,699
   Trade accounts receivable                      212,873            227,964
   Installment accounts receivable                 28,946             30,043
   Other current assets                            56,301             42,508
                                                ---------          ---------
      Total current assets                        598,961            613,238
                                                ---------          ---------
Non-current investment securities                  11,956             45,481
Property and equipment                             86,255             92,165
Purchased and developed software                  138,476            117,213
Excess of cost over net assets acquired            63,612             52,759
Non-current installment receivables                44,444             21,912
Other assets                                       37,611             30,139
                                                ---------          ---------
      Total assets                              $ 981,315          $ 972,907
                                                =========          =========
LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
   Acquisition-related payables                 $  20,470          $  15,717
   Accounts payable                                19,365             23,294
   Accrued restructuring costs                      1,998              7,391
   Other current liabilities                       93,762             81,182
   Deferred revenue                               134,099            128,326
                                                ---------          ---------
      Total current liabilities                   269,694            255,910
                                                ---------          ---------
Acquisition-related payables                       12,146             18,320
Deferred revenue                                   69,222             60,435
Deferred rent                                       6,500              6,197
Accrued restructuring costs                        20,918             21,601
Long-term obligations                             268,414            267,568
                                                ---------          ---------
      Total liabilities                           646,894            630,031
                                                ---------          ---------
Stockholders' equity                              334,421            342,876
                                                ---------          ---------
      Total liabilities & stockholders'
        equity                                  $ 981,315          $ 972,907
                                                =========          =========




* The balance sheet as of December 31, 1997 has been restated to give retroactive effect for mergers accounted for using the pooling-of-interests method.